Subject to Completion, dated March 26, 2009

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-155169

PROSPECTUS SUPPLEMENT

(To Prospectus Dated November 7, 2008)

$

Sunoco, Inc.

        % Notes Due                      ,

Interest on the notes is payable on                       and                       of each year, beginning on                      , 2009. The notes will mature on                      ,             . We may redeem some or all of the notes prior to maturity. The redemption prices are discussed under the caption “Description of Notes—Optional Redemption.”

The notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness.

See “Risk Factors” beginning on page S-5 to read about important factors you should consider before buying the notes.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Senior Note		Total
Public Offering Price		%	$
Underwriting Discount		%	$
Proceeds to us (before expenses)%			$

Interest on the notes will accrue from                      , 2009 to date of delivery.

The underwriters expect to deliver the notes to purchasers in book-entry form only through The Depository Trust Company and its direct and indirect participants, including Euroclear and Clearstream, Luxembourg, on or about                      , 2009.

Joint Book-Running Managers

Barclays Capital	Credit Suisse	J.P. Morgan

                     , 2009

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of the notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of the applicable document.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and other matters relating to us. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to this offering.

This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement, will apply and will supersede that information in the accompanying prospectus.

You should read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference herein and therein, and the additional information described in the prospectus under the heading “Where You Can Find More Information”.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to other documents we have filed separately with the SEC, without actually including the specific information in this prospectus supplement or the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement, and the accompanying prospectus and information that we file later with the SEC (and that is deemed to be “filed” with the SEC) will automatically update, and may supersede, information in this prospectus supplement and the accompanying prospectus.

We are incorporating by reference the documents listed below. These reports contain important information about us, our financial condition and results of operations:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (filed February 25, 2009), including any amendment(s) or report(s) filed for the purpose of updating such filing; and

•	our Current Report on Form 8-K, filed on March 13, 2009.

Until our offering is completed, any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) other than information furnished to the SEC under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, also will be automatically incorporated by reference into this prospectus supplement.

We make available free of charge through our Internet website, www.SunocoInc.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our Internet website is not part of this prospectus supplement or the accompanying prospectus.

You may request a copy of any of the documents that we incorporate by reference in this prospectus supplement, at no cost, by writing or telephoning us at the following address:

Sunoco, Inc.

Investor Relations

Mellon Bank Center

1735 Market Street, Suite LL

Philadelphia, Pennsylvania 19103-7583

Telephone: (215) 977-6440

SUNOCO

As used in this prospectus supplement and the accompanying prospectus, except as the context otherwise requires, references to “us,” “we,” “our” and “Sunoco” mean Sunoco, Inc., together with its consolidated subsidiaries.

Our principal executive offices are located at 1735 Market Street, Suite LL, Philadelphia, PA 19103-7583. Our telephone number is (215) 977-3000 and our Internet website address is www.SunocoInc.com. Information contained on or accessible from our website or any other website is not incorporated into this prospectus supplement and does not constitute a part of this prospectus supplement.

We were incorporated in Pennsylvania in 1971. We, or our predecessors, have been active in the petroleum industry since 1886. We, through our subsidiaries, are principally a petroleum refiner and marketer and chemicals manufacturer with interests in logistics and cokemaking. Our petroleum refining and marketing operations include the manufacturing and marketing of a full range of petroleum products, including fuels, lubricants and some petrochemicals. Our chemical operations comprise the manufacturing, distribution and marketing of commodity and intermediate petrochemicals. The petroleum refining and marketing, chemicals and logistics operations are conducted principally in the eastern half of the United States. Our cokemaking operations currently are conducted in Virginia, Indiana, Ohio and Vitória, Brazil. We intend to sell our Chemicals business if we can obtain an appropriate value.

Our operations are organized into five business segments (Refining and Supply, Retail Marketing, Chemicals, Logistics and Coke) plus a holding company and a professional services group. We are a non-operating parent holding company, which includes certain corporate officers.

We own and operate five refineries which are located in Marcus Hook, PA, Philadelphia, PA, Westville, NJ, Toledo, OH and Tulsa, OK. The refineries in Marcus Hook, Philadelphia, Westville (also known as Eagle Point) and Toledo produce principally fuels and commodity petrochemicals while the refinery in Tulsa emphasizes lubricants production with related fuels production being sold in the wholesale market. We intend to sell or convert the Tulsa refinery to a terminal by the end of 2009.

We market gasoline and middle distillates, and offer a broad range of convenience store merchandise through a network of 4,720 retail outlets in 26 states primarily on the East Coast and in the Midwest United States. In 2008, we continued our Retail Portfolio Management program, which selectively reduced our invested capital in our owned or leased sites, while retaining most of the gasoline sales volumes attributable to the divested sites.

We own and operate facilities in Philadelphia, PA and Haverhill, OH, which produce phenol and acetone, and in LaPorte, TX, Neal, WV and Marcus Hook, PA, which produce polypropylene. A facility in Bayport, TX which produced polypropylene was permanently shut down in March 2009.

We own a geographically diverse and complementary group of pipelines and terminal facilities which transport, terminal and store refined products and crude oil. Our interests consist largely of a 43% ownership interest (including a 2% general partner interest) in Sunoco Logistics Partners L.P., a publicly traded master limited partnership.

We make high-quality, blast-furnace coke at our facilities in East Chicago, IN (Indiana Harbor), Vansant, VA (Jewell) and Franklin Furnace, OH (Haverhill), and produce metallurgical coal from mines in Virginia primarily for use at the Jewell cokemaking facility. We are also the operator and have an equity interest in a facility in Vitória, Brazil. An additional cokemaking facility is currently under construction in Granite City, IL which is expected to be completed in the fourth quarter of 2009.

FORWARD-LOOKING INFORMATION

Some of the information contained in this prospectus supplement and the accompanying prospectus (including documents incorporated by reference) are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements discuss estimates, goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to us, based on current beliefs of management as well as assumptions made by, and information currently available to, us. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “budget,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “scheduled,” “should,” or other similar words, phrases or expressions that convey the uncertainty of future events or outcomes. Although we believe these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate. Forward-looking statements involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation:

•	changes in refining, marketing and chemical margins;

•	changes in coal and coke prices;

•	variation in crude oil and petroleum-based commodity prices and availability of crude oil and feedstock supply or transportation;

•	effects of transportation disruptions;

•	changes in the price differentials between light-sweet and heavy-sour crude oils;

•	changes in the marketplace which may affect supply and demand for our products;

•	changes in competition and competitive practices, including the impact of foreign imports;

•	effects of weather conditions and natural disasters on our operating facilities and on product supply and demand;

•	age of, and changes in, the reliability, efficiency and capacity of, our operating facilities or those of third parties;

•	changes in the level of capital expenditures or operating expenses;

•

effects of adverse events relating to the operation of our facilities and to the transportation and storage of hazardous materials (including equipment malfunction, explosions, fires, spills, and the effects of severe weather conditions);

•	changes in the level of environmental capital, operating or remediation expenditures;

•	delays and/or costs related to construction, improvements and/or repairs of facilities (including shortages of skilled labor, the issuance of applicable permits and inflation);

•	changes in product specifications;

•	availability and pricing of ethanol and related RINs (Renewable Identification Numbers) used to demonstrate compliance with the renewable fuel standards for credits and trading;

•	political and economic conditions in the markets in which we, or our suppliers or customers, operate, including the impact of potential terrorist acts and international hostilities;

•	military conflicts between, or internal instability in, one or more oil producing countries, governmental actions and other disruptions in the ability to obtain crude oil;

•	ability to conduct business effectively in the event of an information systems failure;

•	ability to identify acquisitions, execute them under favorable terms and integrate them into our existing businesses;

•	ability to effect divestitures under favorable terms;

•	ability to enter into joint ventures and other similar arrangements under favorable terms;

•	changes in the availability and cost of equity and debt financing, including amounts under our revolving credit facilities;

•	performance of financial institutions impacting our liquidity, including those supporting our revolving credit and accounts receivable securitization facilities;

•	impact on our liquidity and ability to raise capital as a result of changes in the credit ratings assigned to our debt securities or credit facilities;

•	changes in credit terms required by our suppliers;

•	changes in insurance markets impacting costs and the level and types of coverage available and the financial ability of our insurers to meet their obligations;

•	changes in accounting rules and/or tax laws or their interpretations, including the method of accounting for inventories and pensions;

•	changes in financial markets impacting pension expense and funding requirements;

•	risks related to labor relations and workplace safety;

•	nonperformance or force majeure by, or disputes with, major customers, suppliers, dealers, distributors or other business partners;

•	general economic, financial and business conditions which could affect our financial condition and results of operations;

•	changes in, or new, statutes and government regulations or their interpretations, including those relating to the environment and global warming;

•	claims of our noncompliance with statutory and regulatory requirements; and

•

changes in the status of, or initiation of new, litigation, arbitration, or other proceedings to which we are a party or liability resulting from such litigation, arbitration, or other proceedings, including natural resource damage claims.

The factors identified above are believed to be important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by us. Other factors not discussed herein could also have material adverse effects on us. All forward-looking statements included in this prospectus supplement and the accompanying prospectus are expressly qualified in their entirety by the foregoing cautionary statements.We undertake no obligation to update publicly any forward-looking statement (or its associated cautionary language) whether as a result of new information or future events.

RISK FACTORS

Your investment in the notes will involve certain risks. Before investing in the notes, you should carefully consider the risk factors included in our most recent annual report on Form 10-K, as well as risks described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and cautionary notes regarding forward-looking statements included or incorporated by reference herein, together with all of the other information included in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference.

If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, our ability to pay interest on, or the principal of, the notes may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

USE OF PROCEEDS

We expect to receive net proceeds from the sale of the notes of approximately $            , after deducting underwriters’ discounts and commissions and other estimated fees and expenses. We intend to use the net proceeds to repay short-term borrowings having an approximate weighted average interest rate of 2.22% per annum as of March 20, 2009 and for other general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following are the ratios of earnings to fixed charges for the periods indicated:

	Years Ended December 31,
	2008	2007	2006	2005	2004
Ratio of earnings to fixed charges	7.63	8.49	10.42	10.96	6.80

We have computed the ratio of earnings to fixed charges using principally pretax earnings before deducting fixed charges. Fixed charges consist of interest cost and debt expense (including amounts capitalized) and one-third of rental expense relating to operating leases (which is that portion deemed to be interest).

DESCRIPTION OF NOTES

General

The following description of the terms of the       % Notes Due                      ,              (the “notes”) offered hereby supplements and modifies the description of the general terms and provisions of the Debt Securities set forth in the accompanying prospectus, to which reference is hereby made. The notes will be issued under the indenture dated as of March     , 2009 between Sunoco and U.S. Bank National Association, as trustee (the “Senior Indenture”). References to “debt securities” means debt securities issued under the Senior Indenture, including the notes. The notes will mature on                      ,             . The notes will bear interest at the rate of       % per annum from                      , 2009 or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually on                       and                      of each year, commencing on                      , 2009 to the persons in whose names the notes are registered at the close of business on                  or                 as the case may be, next preceding such interest payment date. Interest will be calculated on the basis of a 360-day year, consisting of twelve 30-day months. The notes will be issued only in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be issued only in book-entry form through the facilities of The Depository Trust Company (DTC). Principal and interest will be payable, and the notes will be transferable or exchangeable, at our office or agency maintained for such purposes in the Borough of Manhattan, The City of New York, provided that payment of interest on any notes may, at our option, be made by check mailed to the registered holders thereof.

Optional Redemption

The notes will be redeemable in whole or in part, at our option at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of such notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) on such notes, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus      basis points, plus accrued interest on the principal amount being redeemed to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the trustee after consultation with us.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the arithmetic average of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day before such redemption date, as published in the daily statistical release (or any successor release) by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if such release (or any successor release) is not available or does not contain such prices on such business day, the arithmetic average of the Reference Treasury Dealer Quotations for such redemption date.

“Reference Treasury Dealer” means Barclays Capital Inc., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc., and their respective successors; provided, however, that if either Barclays Capital Inc., Credit Suisse Securities (USA) LLC or J.P. Morgan Securities Inc., ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), Sunoco shall substitute therefore another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the trustee, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer by 5:00 p.m. on the third business day before such redemption date.

“Remaining Scheduled Payments” means, the remaining scheduled payments of the principal of the notes to be redeemed and interest thereon that would be due after the related redemption date but for such redemption, provided, however, that, if such redemption date is not an interest payment date, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Additional Notes

The notes will initially be limited to $       million aggregate principal amount. We may, without the consent of the holders of the notes, create and issue additional notes ranking equally with the notes in all respects so that such additional notes shall be consolidated and form a single series with the notes and shall have the same terms as to status, redemption or otherwise as such notes. No additional notes may be issued if an Event of Default has occurred with respect to the notes.

Restrictive Covenants

Limitations on Liens

Nothing in the Senior Indenture in any way restricts or prevents us or any of our subsidiaries from incurring any indebtedness. However, the Senior Indenture provides that neither we nor any restricted domestic subsidiary will issue, assume or guarantee any mortgage upon any restricted property without effectively providing that the notes, and any other indebtedness or obligation then existing or thereafter created ranking equally with the notes, (excluding any series of debt securities with respect to which the property securing such indebtedness is not restricted property, but including, if we so determine, any other indebtedness or obligation then existing and any other indebtedness or obligation, thereafter created, ranking equally with the debt securities of all series) shall be secured equally and ratably with or prior to such indebtedness. This restriction does not, however, apply to:

•	mortgages, liens, pledges or other encumbrances in existence on the date of issuance of the notes;

•

mortgages on property to secure all or part of the cost of exploration, drilling or development of such property or all or part of the cost of altering or repairing equipment used in connection therewith or the cost of improvement of property which, in the opinion of the board of directors, is substantially unimproved for the use intended by us or to secure indebtedness incurred to provide funds for any such purpose;

•	mortgages which secure only indebtedness owing by a subsidiary to us, or to one or more subsidiaries, or to us and one or more subsidiaries;

•	mortgages on the property of any corporation existing at the time such corporation becomes a subsidiary;

•

mortgages on any property to secure indebtedness incurred in connection with the construction, installation or financing of pollution control or abatement facilities or other forms of industrial revenue bond financing or indebtedness issued or guaranteed by the United States, any State or any department, agency or instrumentality of either; and

•

any extension, renewal or replacement, in whole or in part, of any mortgage referred to in the foregoing clauses, provided that the principal amount of debt secured thereby shall not exceed the principal amount of debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement mortgage shall be limited to all or part of substantially the same property which secured the mortgage extended, renewed or replaced (plus improvements on such property).

Notwithstanding the foregoing, we and any restricted domestic subsidiary may, without securing any senior debt securities, issue, assume or guarantee indebtedness secured by mortgages which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with all other such indebtedness and the aggregate value of all sale and lease-back transactions described below, does not at the time such indebtedness is incurred exceed 5% of the consolidated shareholders’ equity set forth in the latest audited consolidated balance sheet contained in our most recent Annual Report on Form 10-K. The following types of transactions are not deemed to create indebtedness secured by mortgages:

•

the sale or other transfer of crude oil, natural gas or other petroleum hydrocarbons in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount (however determined) of money or such crude oil, natural gas or other petroleum hydrocarbons, or the sale or other transfer of any other interest in property of the character commonly referred to as a production payment or overriding royalty; and

•

mortgages required by any contract or statute in order to permit us or any subsidiary to perform any contract or subcontract made by it with or at the request of the United States, any State or any department, agency or instrumentality of either, or to secure partial, progress, advance or other payments to us or a subsidiary by such governmental unit pursuant to the provisions of any contract or statute.

The Senior Indenture contains no limitation on mortgages on property presently owned that is not restricted property or, with respect to any series of debt securities, property acquired or constructed after the date debt securities of such series are first issued.

Limitation on Sale and Lease-Back Transactions

The Senior Indenture provides that neither we nor any of our restricted domestic subsidiaries will enter into any arrangement with any person providing for the leasing of any restricted property which has been or is to be sold or transferred by us or any restricted domestic subsidiary to such person (or to any other person in respect of which funds have been or are to be advanced by such person) on the security of the leased property for a period of more than three years, unless either:

•

we or such restricted domestic subsidiary would be entitled under the Senior Indenture to incur indebtedness in a principal amount equal to or exceeding the value of such sale and leaseback transactions secured by a mortgage on the property to be leased without equally and ratably securing all series of the senior debt securities with respect to which such property is restricted property, or

•

during or immediately after the expiration of four months after the effective date of such transaction, we apply to the voluntary retirement of our funded debt an amount equal to the greater of the net proceeds of the sale or transfer of the property leased in such transaction or the fair value in the opinion of the board of directors of the property at the time of such transaction, less the principal amount of debt securities delivered, within four months after the effective date of such arrangement, to the trustee for retirement and cancellation and the principal amount of other funded debt voluntarily retired by us within such four month period, excluding retirements of debt securities and other funded debt as a result of conversions or pursuant to mandatory sinking fund or mandatory prepayment provisions or by payment at maturity.

The Senior Indenture contains no limitation on the sale and lease-back of any property presently owned which is not restricted property or, with respect to any series of debt securities, property acquired or constructed after the date of issuance of any series of debt securities.

Certain Definitions

The term “mortgage” means notes, bonds, debentures or other similar evidences of indebtedness for borrowed money secured by a mortgage, lien, pledge or other encumbrance.

The term “restricted domestic subsidiary” means any subsidiary which owns restricted property, except “restricted domestic subsidiary” does not mean:

•	a subsidiary substantially all the real property, plants and equipment of which are located outside the continental United States,

•	a subsidiary the assets of which constitute less than 5% of our assets on a consolidated basis, and

•

a subsidiary the major part of the business of which consists of finance, banking, credit, leasing, real estate, financial services or similar operations, coal or coke operations, or any combination thereof.

The term “restricted property” means on the date any series of debt securities is issued:

•

any property interest owned by us or any subsidiary in land located in the continental United States and then classified as productive of crude oil, natural gas or other petroleum hydrocarbons in paying quantities,

•

any refining plant or manufacturing plant owned by us or any subsidiary and located in the continental United States (except related facilities which in the opinion of the board of directors are transportation or marketing facilities, and a refining plant or manufacturing plant which in the opinion of the board of directors is not one of our or one of our subsidiary’s principal plants), and

•	any shares of capital stock, partnership interests or indebtedness of a restricted domestic subsidiary.

The term “subsidiary” means any corporation more than 50% of the outstanding voting stock of which is owned directly or indirectly by us or by one or more of our subsidiaries, or by us and one or more of our subsidiaries. For purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

Consolidation, Merger and Sale

Nothing contained in the Senior Indenture prevents our consolidation or merger with or into any other corporation, limited liability company, partnership or trust validly existing under (i) the laws of the United States of America, any state thereof or the District of Columbia or (ii) the laws of a foreign jurisdiction if such entity consents to the jurisdiction of the laws of the United States or any sale or conveyance of all or substantially all of our property to any other entity; provided that upon any such transaction, other than a consolidation or merger in which we are the surviving entity, the payment of principal, premium and interest on all of the notes, and the performance and observance of all of the covenants and conditions of the Senior Indenture to be performed by us, is expressly assumed by the entity formed by such consolidation or into which we shall have been merged, or by the entity which shall have acquired such property.

The Senior Indenture provides that if, as a result of any of the above transactions, any of our or our subsidiaries’ property would become subject to any mortgage, lien or pledge which would not otherwise be permitted by the Senior Indenture without first ratably securing the outstanding debt securities of any series, we will secure such series equally and ratably.

Waiver of Compliance with Covenants

We may not comply with the covenants in the Senior Indenture if before the time for such compliance the holders of at least a majority in principal amount of outstanding debt securities of such series waive our compliance with such covenants. However, no such waiver may extend to or affect any term, provision or condition of the debt securities except to the extent expressly so waived, and, until such waiver becomes effective, our obligations and the duties of the applicable trustee in respect of any such covenant will remain in full force and effect.

Events of Default

The following are events of default with respect to the notes:

•	a failure to pay principal or premium on any debt security of that series when due;

•	a failure to pay for 30 days any interest on any debt security of that series when due;

•

a failure to perform any other covenant 90 days after there has been given to us by the applicable trustee or to us and the applicable trustee by the holders of at least 25% in principal amount of the outstanding debt securities of such series, a written notice specifying such default or breach and requiring it to be remedied;

•

the acceleration of debt securities of another series or any other indebtedness for borrowed money in an aggregate principal amount greater than $25,000,000 if such acceleration is not annulled within 30 days after written notice of such acceleration; and

•	certain events of bankruptcy, insolvency or reorganization.

If an event of default with respect to the notes occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount outstanding of the notes may declare the principal amount of all the outstanding notes to be due and payable immediately. At any time after such a declaration of acceleration has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of outstanding notes may rescind and annul such acceleration.

The Senior Indenture provides that, subject to the duty of the trustee during a default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holder unless such holder shall have offered the trustee reasonable indemnity. Subject to such indemnification provisions, the holders of a majority in aggregate principal amount of notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes.

The Senior Indenture requires us to furnish to the trustee annually a statement as to the performance by us of our obligations under the Senior Indenture and as to any default in such performance.

Modification and Waiver

Modifications and amendments of the Senior Indenture may be made by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of outstanding debt securities of each series affected by such modifications or amendments; provided, however, that no modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity date of the principal of, or interest payment date of an installment of interest, if any, on any debt security;

•	reduce the principal amount of or premium or interest, if any, on any debt security;

•	reduce the amount of principal of a discount debt security payable upon acceleration of its maturity;

•	adversely affect the right of repayment or repurchase, if any, at the option of the holder;

•	change the currency of payment of principal of or premium or interest, if any, on any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

•

reduce the percentage in principal amount of outstanding debt securities of any series the consent of whose holders is required for modification or amendment of the Senior Indenture or for waiver of compliance with certain provisions of such indenture or for waiver of certain defaults; or

•	limit our obligations to maintain a paying agency outside the United States.

The holders of a majority in aggregate principal amount of outstanding debt securities of each series may, on behalf of all holders of that series, waive, insofar as that series is concerned, our compliance with certain restrictive covenants of the indentures. The holders of a majority in aggregate principal amount of outstanding debt securities of each series may, on behalf of all holders of that series, waive any past default under the indentures with respect to debt securities of that series, except:

•	a default in the payment of principal, premium or interest; or

•	in respect of a covenant or provision of the applicable indenture which cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected.

Discharge, Legal Defeasance and Covenant Defeasance

The Senior Indenture provides that, at our option, we shall:

•

be deemed to have been discharged from our obligations with respect to all debt securities of any series (except for our obligations to register the transfer or exchange of debt securities or replace lost or stolen debt securities); or

•	cease to be under any obligation to comply with the restrictive covenants of the Senior Indenture (including those described in this prospectus supplement and the accompanying prospectus)

if, in each case,

•

we shall have deposited in trust with the trustee, specifically pledged as security for the benefit of, and dedicated solely to, the holders of the debt securities of such series money, or U.S. government obligations that through the payment of interest and principal will provide money or a combination of both money and U.S. government obligations, sufficient (in the opinion of a nationally recognized firm of independent auditors expressed in a written certification delivered to the applicable trustee) to pay and discharge each installment of principal (including any mandatory sinking fund payments) of and premium, if any, and interest on, the outstanding debt securities of such series on the dates such installments of interest or principal and premium are due;

•

such deposit will not cause the trustee with respect to the debt securities of that series to have a conflicting interest as defined in the Trust Indenture Act with respect to the debt securities of any series;

•	such deposit will not result in a breach or violation of, or constitute a default under the applicable indenture or any other agreement or instrument to which we are a party or by which we are bound;

•

if the debt securities of such series are then listed on any national securities exchange, we shall have delivered to the applicable trustee an opinion of counsel or a letter or other document from such exchange to the effect our exercise of our defeasance option would not cause such debt securities to be delisted;

•

no event of default or event (including such deposit) which, with the giving of notice or lapse of time, or both, would become an event of default with respect to the debt securities of such series shall have occurred and be continuing on the date of such deposit; and

•

we shall have delivered to the applicable trustee an opinion of counsel or a ruling of the Internal Revenue Service to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit or defeasance.

Book-Entry System

We will issue the notes in the form of one or more global notes in fully registered form initially in the name of Cede & Co., as nominee of DTC, or such other name as may be requested by an authorized representative of DTC. The global notes will be deposited with DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

Investors may hold interests in notes in global form through DTC’s participants or persons that hold interests through participants, including Clearstream, Luxembourg or Euroclear. Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

DTC. DTC has advised us and the underwriters as follows:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•

DTC holds securities that its participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•

DTC is owned by The Depository Trust & Clearing Corporation, which is owned by a number of its direct participants and by The New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority.

•

Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Purchases of notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes in DTC’s records. The ownership interest of each actual purchaser of notes is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners of the notes will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions may require that certain persons take physical delivery in definitive form of securities which they own. Consequently, those persons may be prohibited from purchasing beneficial interests in the global notes from any beneficial owner or otherwise.

So long as DTC’s nominee is the registered owner of the global notes, such nominee for all purposes will be considered the sole owner or holder of the notes for all purposes under the indenture. Except as provided below, beneficial owners will not be entitled to have any of the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders thereof under the indenture.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

All payments on the global notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from trustees or issuers on payment dates in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) shall be the responsibility of the Trustee or us, disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants.

DTC may discontinue providing its service as securities depositary with respect to the notes at any time by giving reasonable notice to us or the Trustee. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). Under those circumstances, in the event that a successor securities depositary is not obtained, note certificates in fully registered form are required to be printed and delivered to beneficial owners of the global notes representing such notes.

Clearstream, Luxembourg. Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream participants”) and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream, Luxembourg.

Euroclear. Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear participants”) and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear system, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawals of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no records of or relationship with persons holding through Euroclear participants.

Distributions with respect to the notes held beneficially through the Euroclear system will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for the Euroclear system.

Global Clearance and Settlement Procedures. Settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear system, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of the notes received in Clearstream, Luxembourg or the Euroclear system as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear participant or Clearstream participant on such business day. Cash received in Clearstream, Luxembourg or the Euroclear system as a result of sales of the notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or the Euroclear system cash account only as of the business day following settlement in DTC.

The information in this section concerning DTC and DTC’s book-entry system, Clearstream, Luxembourg and the Euroclear system has been obtained from sources that we believe to be reliable (including DTC), but we take no responsibility for its accuracy.

Neither Sunoco, the Trustee nor the underwriters will have any responsibility or obligation to direct participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any direct participant, Clearstream, Luxembourg or the Euroclear system with respect to any ownership interest in the notes, or payments to, or the providing of notice to direct participants or beneficial owners.

So long as the notes are in DTC’s book-entry system, secondary market trading activity in the notes will settle in immediately available funds. We will make all applicable payments on the notes issued as global notes in immediately available funds.

UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

The following is a summary of the material United States federal income and estate tax considerations for beneficial owners of the notes that hold the notes as capital assets, and are not “United States persons” under the Internal Revenue Code of 1986, as amended (the “Code”) (which we refer to as “non-United States persons” herein) and who acquired the notes upon original issuance at their initial offering price. A “non-United States person” means a person that is not any of the following:

•	a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust that either (1) is subject to the primary supervision of a court within the United States and the control of one or more United States persons, or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based on current law that is subject to change (perhaps retroactively), is for general purposes only and should not be considered tax advice. This summary does not represent a detailed description of the federal income and estate tax consequences to you in light of your particular circumstances. In addition, it does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income and estate tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company”, or partnership or other pass-through entity for United States federal income tax purposes.). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor.

You should consult your own tax advisor concerning the particular United States federal income and estate tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

United States Federal Withholding Tax

The 30% United States federal withholding tax will not apply to any payment of interest on the notes provided that:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code; and

•	you either (1) provide your name and address on an Internal Revenue Service Form W-8BEN (or successor form), and certify, under penalties of perjury, that you are not a United States person, or (2)

hold your notes through certain foreign intermediaries and you satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to certain non-United States persons that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed (1) Internal Revenue Service Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) Internal Revenue Service Form W-8ECI (or successor form) stating that interest paid on a note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (see “United States Federal Income Tax” below).

The 30% United States federal withholding tax will generally not apply to any payment of principal or gain or income that you realize on the sale, exchange, retirement or other disposition of your notes.

United States Federal Estate Tax

Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that (1) you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and United States Treasury regulations) and (2) interest on the notes would not have been, if received at the time of your death, effectively connected with your conduct of a trade or business in the United States and, if required by an applicable income tax treaty, attributable to a United States permanent establishment.

United States Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment, you will be subject to United States federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax provided the certification requirements discussed under “United States Federal Withholding Tax” are satisfied) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to certain adjustments. For this purpose, interest on the notes will be included in earnings and profits.

Any gain realized on the disposition of a note generally will not be subject to United States federal income tax unless (1) that gain is effectively connected with your conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment, or (2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

Information Reporting and Backup Withholding

Information reporting will generally apply to payments of interest on the notes to you and the amount of tax, if any, withheld with respect to such payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person and we have received from you the certification described above in the fifth bullet point under “United States Federal Withholding Tax.”

In addition, you will not be subject to information reporting or backup withholding with respect to the proceeds of the sale of a note within the United States or conducted through certain United States-related financial intermediaries, provided that the payor receives the certification described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

PENNSYLVANIA TAXES

We are required to deduct from interest paid to individual owners of notes who are residents of Pennsylvania and to remit to Pennsylvania the Corporate Loans Tax, which is presently at the annual rate of four mills ($.004) per $1 principal amount of notes owned by such individuals, subject to adjustment if interest paid in any year represents more or less than interest for a full year. The Corporate Loans Tax also will be imposed on interest payments received by (1) Pennsylvania resident partnerships and (2) Pennsylvania resident corporations that receive such interest payments not for their own account, but rather as trustees, executors, administrators or guardians.

UNDERWRITING

Barclays Capital Inc., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters named below.

Subject to the terms and conditions stated in the terms agreement dated the date of this prospectus supplement, incorporating the terms of an amended and restated underwriting agreement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount of Notes
Barclays Capital Inc.	$
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities Inc.

Total	$

The terms agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

The underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the notes to dealers at the public offering price less a concession not to exceed         % of the principal amount of the notes. The underwriters may allow, and dealers may re-allow a concession not to exceed         % of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Sunoco
Per note		%

In connection with the offering, Barclays Capital Inc., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc., on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Barclays Capital Inc., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc., in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes or receipts representing such notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes or receipts representing such notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes or receipts representing such notes to the public” in relation to any notes or receipts in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes or receipts to be offered so as to enable an investor to decide to purchase or subscribe for the notes or receipts representing such notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

We estimate that our total expenses for this offering, excluding underwriting discounts, will be $            .

The underwriters and their affiliates have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and expenses. Affiliates of certain of the underwriters are lenders under our revolving credit agreement. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and expenses.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Philadelphia, Pennsylvania and by Ann C. Mulé, Esq., Chief Governance Officer, Assistant General Counsel and Corporate Secretary of Sunoco, Inc. Certain legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York. Simpson Thacher & Bartlett LLP will rely upon the opinions of Ballard Spahr Andrews & Ingersoll, LLP and Ms. Mulé as to all matters of Pennsylvania law. Ms. Mulé participates in various of our employee benefit plans and, in connection with certain of such benefit plans, receives our common stock, options to purchase our common stock, and our common stock units.

EXPERTS

The consolidated financial statements and schedule of Sunoco, Inc. and subsidiaries, appearing in Sunoco, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of Sunoco, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

SUNOCO, INC.

Debt Securities

Preference Stock

Common Stock

Warrants

Sunoco, Inc. may, in one or more offerings, offer and sell from time to time:

•	unsecured debt securities consisting of senior notes and debentures and subordinated notes and debentures;

•	shares of preference stock in one or more series, which may be converted into or exchanged for debt securities or common stock;

•	shares of common stock; or

•	warrants to purchase debt securities, preference stock, common stock or other securities.

We will offer these securities in amounts, at prices and on terms to be determined by market conditions at the time of offering.

This prospectus describes only the general terms of these securities and the general manner in which we will offer the securities. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplements carefully before you invest in these securities. This prospectus may not be used to consummate sales of these securities unless accompanied by a prospectus supplement.

These securities may be sold to underwriters, or directly to purchasers, agents, dealers or through brokers. The names of any other underwriters or of any dealers or agents will be identified in the prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 7, 2008

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings.

We provide information to you about the securities in two separate documents that progressively provide more specific detail:

•	this prospectus, which contains general information, some of which may not apply to your securities; and

•	an accompanying prospectus supplement, which describes the specific terms of your securities and may also add, update or change information contained in this prospectus.

If the terms of the securities offered vary between the accompanying prospectus supplement and this prospectus, you should rely on the information contained in the prospectus supplement.

You should read both this prospectus and any prospectus supplement together with the additional information described below under “Where You Can Find More Information” to learn more about us and the securities we are offering.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act of 1933, as amended, that registers the securities to be offered subsequently by any prospectus supplement to this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. In addition, we file annual, quarterly and other reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on its public reference room. Our SEC filings are also available to the public over the Internet at the SEC’s website at www.sec.gov or at our website at www.SunocoInc.com. You also can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to other documents we have filed separately with the SEC, without actually including the specific information in this prospectus or any prospectus supplement. The information incorporated by reference is considered to be part of this prospectus, and any applicable prospectus supplement, and information that we file later with the SEC (and that is deemed to be “filed” with the SEC) will automatically update, and may supersede, information in this prospectus and any prospectus supplement.

We are incorporating by reference the documents listed below. These reports contain important information about us, our financial condition and results of operations:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (filed February 27, 2008), including any amendment(s) or report(s) filed for the purpose of updating such filing;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 (filed May 1, 2008), June 30, 2008 (filed August 7, 2008), and September 30, 2008 (filed November 6, 2008), respectively; and

•	our Current Reports on Form 8-K filed February 7, 2008, May 19, 2008, July 16, 2008, August 5, 2008, September 9, 2008 and October 15, 2008.

Until our offering is completed, any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) other than information furnished to the SEC under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, also will be automatically incorporated by reference into this prospectus.

We make available free of charge through our Internet website, www.SunocoInc.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our Internet website is not part of this prospectus or any prospectus supplement.

You may request a copy of any of the documents that we incorporate by reference in this prospectus, at no cost, by writing or telephoning us at the following address:

Sunoco, Inc.

Investor Relations

Mellon Bank Center

1735 Market Street, Suite LL

Philadelphia, Pennsylvania 19103-7583

Telephone: (215) 977-6440

You should rely only on the information included or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with other information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents.

RISK FACTORS

An investment in our securities involves risks. Before you invest in our securities, you should carefully consider the risk factors included in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and those that may be included in the applicable prospectus supplement, as well as risks described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and cautionary notes regarding forward-looking statements included or incorporated by reference herein, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference.

If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, our ability to pay dividends to our shareholders or pay interest on, or the principal of, any debt securities may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

FORWARD-LOOKING INFORMATION

Some of the information contained in this prospectus and any accompanying prospectus supplement (including documents incorporated by reference) are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements discuss estimates, goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to us, based on current beliefs of management as well as assumptions made by, and information currently available to, us. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “budget,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “scheduled,” “should,” or other similar words, phrases or expressions that convey the uncertainty of future events or outcomes. Although we believe these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate. Forward-looking statements involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation:

•	changes in refining, marketing and chemical margins;

•	changes in coal and coke prices;

•	variation in crude oil and petroleum-based commodity prices and availability of crude oil and feedstock supply or transportation;

•	effects of transportation disruptions;

•	changes in the price differentials between light-sweet and heavy-sour crude oils;

•	changes in the marketplace which may affect supply and demand for our products;

•	changes in competition and competitive practices, including the impact of foreign imports;

•	effects of weather conditions and natural disasters on our operating facilities and on product supply and demand;

•	age of, and changes in, the reliability, efficiency and capacity of, our operating facilities or those of third parties;

•	changes in the level of capital expenditures or operating expenses;

•

effects of adverse events relating to the operation of our facilities and to the transportation and storage of hazardous materials (including equipment malfunction, explosions, fires, spills, and the effects of severe weather conditions);

•	changes in the level of environmental capital, operating or remediation expenditures;

•	delays and/or costs related to construction, improvements and/or repairs of facilities (including shortages of skilled labor, the issuance of applicable permits and inflation);

•	changes in product specifications;

•	availability and pricing of ethanol;

•	political and economic conditions in the markets in which we, or our suppliers or customers, operate, including the impact of potential terrorist acts and international hostilities;

•	military conflicts between, or internal instability in, one or more oil producing countries, governmental actions and other disruptions in the ability to obtain crude oil;

•	ability to conduct business effectively in the event of an information systems failure;

•	ability to identify acquisitions, execute them under favorable terms and integrate them into our existing businesses;

•	ability to enter into joint ventures and other similar arrangements under favorable terms;

•	changes in the availability and cost of equity and debt financing, including amounts under our revolving credit facilities;

•	performance of financial institutions impacting our liquidity, including those supporting our revolving credit and accounts receivable securitization facilities;

•	impact on our liquidity and ability to raise capital as a result of changes in the credit ratings assigned to our debt securities or credit facilities;

•	changes in credit terms required by our suppliers;

•	changes in insurance markets impacting costs and the level and types of coverage available;

•	changes in accounting rules and/or tax laws or their interpretations, including the method of accounting for inventories and pensions;

•	changes in financial markets impacting pension expense and funding requirements;

•	risks related to labor relations and workplace safety;

•	nonperformance or force majeure by, or disputes with, major customers, suppliers, dealers, distributors or other business partners;

•	general economic, financial and business conditions which could affect our financial condition and results of operations;

•	changes in, or new, statutes and government regulations or their interpretations, including those relating to the environment and global warming;

•	claims of our noncompliance with statutory and regulatory requirements; and

•

changes in the status of, or initiation of new, litigation, arbitration, or other proceedings to which we are a party or liability resulting from such litigation, arbitration, or other proceedings, including natural resource damage claims.

The factors identified above are believed to be important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by us. Other factors not discussed herein could also have material adverse effects on us. All forward-looking statements included in this prospectus and the accompanying prospectus supplement are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligation to update publicly any forward-looking statement (or its associated cautionary language) whether as a result of new information or future events.

ABOUT SUNOCO

Our headquarters are at 1735 Market Street, Suite LL, Philadelphia, PA 19103-7583. Our telephone number is (215) 977-3000 and our Internet website address is www.SunocoInc.com.

We were incorporated in Pennsylvania in 1971. We, or our predecessors, have been active in the petroleum industry since 1886. We are a leading manufacturer and marketer of petroleum and petrochemical products. With 910,000 barrels per day of refining capacity, approximately 4,700 retail sites selling gasoline and convenience items, approximately 5,500 miles of crude oil and refined product owned and operated pipelines and 38 product terminals, we are one of the largest independent refiner-marketers in the United States. We are a significant manufacturer of petrochemicals with sales of approximately five billion pounds annually, largely chemical intermediates used to make fibers, plastics, film and resins. In the United States, we also have the capacity to manufacture approximately 3.0 million tons annually of high-quality metallurgical-grade coke for use in the steel industry, and we are the operator of, and have an equity interest in, a 1.7 million tons-per-year cokemaking facility in Vitória, Brazil.

Our operations are organized into the following five business units:

•

Refining and Supply:    Our Refining and Supply business consists of the manufacture of refined petroleum products, including gasoline, middle distillates (primarily jet fuel, heating oil and diesel fuel) and residual fuel oil and commodity petrochemicals in Northeast Refining (comprised of refineries in Philadelphia and Marcus Hook, PA and the Eagle Point refinery in Westville, NJ) and MidContinent Refining (comprised of refineries in Toledo, OH and Tulsa, OK). We are currently pursuing the potential sale of our Tulsa refinery. This business unit also engages in the sale of these products to our other business units and to wholesale and industrial customers.

•

Retail Marketing:    Our Retail Marketing business consists of the retail sale of gasoline and middle distillates and the operation of convenience stores in 27 states, primarily on the East Coast and in the Midwest region of the United States. The highest concentrations of outlets are located in Connecticut, Florida, Maryland, Massachusetts, Michigan, New Jersey, New York, Ohio, Pennsylvania and Virginia.

•

Chemicals:    Our Chemicals business is comprised of the manufacturing, distribution and marketing of commodity and intermediate petrochemicals. The chemicals include polypropylene and aromatic derivatives (phenol, acetone, bisphenol-A and other phenol derivatives) manufactured at six plants throughout the United States.

•

Logistics:    Our Logistics business operates refined product and crude oil pipelines and terminals and markets crude oil primarily in the Northeast, Midwest and South Central regions of the United States. Our interests consist largely of a 43% ownership interest (including a 2% general partner interest) in Sunoco Logistics Partners L.P., a publicly traded master limited partnership.

•

Coke:    Our Coke business consists of blast-furnace coke manufacturing at our facilities in East Chicago, IN (Indiana Harbor), Vansant, VA (Jewell) and Franklin Furnace, OH (Haverhill), and metallurgical coal production from mines in Virginia. The cokemaking facilities use a proprietary low-cost, heat-recovery cokemaking technology, which is environmentally superior to the chemical by-product recovery technology currently used by most other coke producers. We also operate, and have an equity interest in, a 1.7 million tons-per-year cokemaking facility in Vitória, Brazil.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, the net proceeds (after the payment of offering expenses and underwriting discounts and commissions) from the sale of securities offered from time to time using this prospectus will be used for our general corporate purposes, which may include:

•	paying or refinancing our indebtedness;

•	funding working capital, capital expenditures or acquisitions;

•	investing in or lending money to our subsidiaries; and

•	repurchasing or redeeming our securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following are the ratios of earnings to fixed charges for the periods indicated:

	Nine Months Ended September 30,		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
Ratio of earnings to fixed charges	7.66	11.04	8.49	10.42	10.96	6.80	4.27

We have computed the ratio of earnings to fixed charges using principally pretax earnings before deducting fixed charges. Fixed charges consist of interest cost and debt expense (including amounts capitalized) and one-third of rental expense relating to operating leases (which is that portion deemed to be interest).

DESCRIPTION OF THE DEBT SECURITIES

The unsecured debt securities will rank either as senior debt or subordinated debt, and may be issued as convertible debt securities. The senior debt securities will be issued under an indenture between us and a trustee chosen by us. The subordinated debt securities will be issued under an indenture between us and a trustee chosen by us. In this prospectus, we may refer to the senior debt indenture and the subordinated debt indenture as the “indentures” and the senior debt trustee and the subordinated debt trustee as the “trustees.” The following description summarizes the expected terms and provisions of the indentures and the debt securities, and is not complete. For more information, you should read the indentures, copies of which will be filed as exhibits to amendments to the registration statement which contains this prospectus. Further terms of the debt securities will be set forth in one or more prospectus supplements.

General

The debt securities are expected to be our direct unsecured obligations. The indentures will not limit the aggregate principal amount of debt securities that may be issued. The debt securities may be issued from time to time in one or more series as authorized from time to time by our board of directors or by any of our authorized officers. The particular terms of the debt securities and any changes or additions to the general terms of the debt securities will be described in the prospectus supplement relating to the debt securities. The prospectus supplement will include the following:

•	the title of the debt securities;

•	the aggregate principal amount of the debt securities;

•	the price of the debt securities;

•	the date or dates on which the debt securities will mature and the right, if any, to extend such date or dates;

•	the rate or rates at which the debt securities will bear interest, if any, or the method by which such rate or rates shall be determined;

•

the date or dates from which interest shall accrue or the method by which such date or dates shall be determined, the interest payment dates on which interest shall be payable, the record dates for the determination of holders to whom interest is payable, and, in the case of floating rate debt securities, the notice, if any, to holders regarding the determination of interest and the manner of giving such notice;

•

the place or places (other than the corporate trust office of the applicable trustee) where principal, premium or interest on the debt securities shall be payable, and the manner in which any such principal, premium or interest will be paid;

•	any mandatory or optional sinking fund or purchase fund or similar provisions;

•	the terms and conditions upon which, including when and at what price, the debt securities may be redeemed pursuant to any optional or mandatory redemption provisions;

•	any terms pursuant to which the debt securities may be convertible into equity or other securities;

•	whether the debt securities are to be issued in whole or in part in the form of one or more global securities and, if so, the depositary or any common depositary for such global securities;

•	the terms and conditions, if any, upon which any global securities may be exchanged in whole or in part for definitive debt securities;

•	any index used to determine the amount of payment of principal or any premium or interest on the debt securities;

•	the application of any defeasance provisions to the debt securities;

•

whether the debt securities of a series are to be issued as original issue discount securities and the amount of discount at which they may be issued, and the portion of the principal amount of the debt securities which shall be payable upon declaration of acceleration of the maturity upon an event of default (if different than the principal amount);

•	if other than U.S. dollars, the currency or currency units in which the debt securities shall be denominated or in which payment of principal, premium and interest on the debt securities may be made;

•	any applicable U.S. federal income tax considerations;

•	the date of any series of debt securities; and

•	any other relevant terms of the debt securities.

The indentures relating to the senior debt securities and the subordinated debt securities are expected to contain certain usual and customary restrictive covenants pertaining to, among other things, incurrence of additional debt, creation of liens and limitations on certain transactions, including sale and lease-back transactions. It also is expected that the indentures will contain provisions relating to the modification and waiver of the indentures, discharge of obligations, legal defeasance and covenant defeasance.

All of the debt securities of a series need not be issued at the same time, and may vary as to interest rate, maturity and other provisions. Unless otherwise provided, a series may be reopened for issuance of additional debt securities of such series.

The indentures are not expected to contain provisions to afford you protection if there is a highly leveraged transaction or a change of control of Sunoco, except as may be otherwise described in this prospectus or in any applicable prospectus supplement.

Senior Debt Securities

Senior debt securities will rank equally with all of our other unsecured debt other than subordinated debt securities or other indebtedness which by its terms is subordinated to our senior debt securities.

Subordinated Debt Securities

Subordinated debt securities will be subordinate and junior in the right of payment to all of our present or future senior indebtedness. “Senior indebtedness” is:

•	indebtedness for borrowed money, including senior debt securities, and

•	renewals, extensions, and modifications of such borrowed money,

unless it is specifically provided that such borrowed money or renewal, extension or modification is not senior indebtedness. If we are offering subordinated debt securities, the accompanying prospectus supplement or the information incorporated therein by reference will set forth the approximate amount of senior indebtedness outstanding as of a recent date.

Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of principal, premium and interest on our subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of our senior indebtedness. By reason of such subordination, in the event of a distribution of assets upon insolvency, our general creditors may recover ratably more than holders of our subordinated debt securities. However, subordination shall not apply to money and securities held in trust to satisfy and discharge any subordinated debt securities by legal defeasance.

Convertible Debt Securities

Debt securities issued under either of the indentures may provide for a right of conversion into equity securities. The terms and conditions governing any such conversion will be set forth in the prospectus supplement relating to the convertible debt securities, including:

•	the designation of the equity securities into which such debt securities are convertible;

•	the conversion price;

•	the conversion period;

•	whether conversion will be at our option or at the option of the holder of the convertible debt securities;

•	the events requiring an adjustment of the conversion price; and

•	the provisions affecting conversion in the event of the redemption of such debt securities.

Form, Exchange, Payment and Transfer

Unless otherwise specified in a prospectus supplement, we expect to issue the debt securities in fully registered form without coupons and in denominations of $1,000 (or multiples of $1,000). We will not impose a service charge for any transfer or exchange of the debt securities, but we or the trustee may require you to make a payment to cover any associated tax or other government charge.

If we issue debt securities in bearer form, we will describe in the applicable prospectus supplement the special restrictions and considerations, including special offering restrictions and special U.S. federal income tax considerations, applicable to those debt securities and to payment on and transfer and exchange of those debt securities. Bearer debt securities will be transferable by delivery.

Unless otherwise provided in a prospectus supplement, we expect to pay principal, premium or interest, and you may surrender for payment or transfer the debt securities, at the offices of the trustee. Alternatively, we may pay interest by check mailed to you at your address as it appears in the security register. We will make payment on debt securities in bearer form at such non-U.S. paying agencies as we may choose.

Book-Entry

We may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a global depositary, or its nominee, identified in the prospectus supplement. In this case, we will issue global securities in a denomination equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by such global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be registered for transfer or exchange except by the global depositary to a nominee for that global depositary and except in the circumstances described in the prospectus supplement.

A prospectus supplement will provide the specific terms of the depositary arrangement concerning any portion of a series of debt securities to be represented by a global security and a description of a global depositary.

Consolidation, Merger and Sale

Nothing contained in either indenture or any of the debt securities is expected to prevent our consolidation or merger with or into any other corporation or any sale or conveyance of all or substantially all of our property to any other corporation; provided that upon any such transaction, other than a consolidation or merger in which we are the continuing corporation, the payment of principal, premium and interest on all of the debt securities, and the performance and observance of all of the covenants and conditions of the indenture to be performed by us, is expressly assumed by the corporation formed by such consolidation or into which we shall have been merged, or by the corporation which shall have acquired such property.

Events of Default

The following are expected events of default under each indenture with respect to debt securities of any series issued thereunder:

•	a failure to pay principal or premium on any debt security of that series when due;

•	a failure to pay for a specified period, any interest on any debt security of that series when due;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other event of default provided with respect to debt securities of a series.

In general, if an event of default with respect to debt securities of any series occurs and is continuing, either the trustee or the holders of a specified percentage in aggregate principal amount outstanding of the debt securities of that series may declare the principal amount of all the debt securities of that series to be due and payable immediately. At any time after such a declaration of acceleration has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may rescind and annul such acceleration.

Each indenture is expected to provide that, subject to the duty of the applicable trustee during a default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holder unless such holder shall have offered the trustee reasonable indemnity. Subject to such indemnification provisions, the holders of a majority in aggregate principal amount of outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

Each indenture is expected to require us to furnish to the applicable trustee annually a statement as to the performance by us of our obligations under each indenture and as to any default in such performance.

Pennsylvania Taxes

We are required to deduct from interest paid to individual owners of debt securities who are residents of Pennsylvania and to remit to Pennsylvania the Corporate Loans Tax, which is presently at the annual rate of four mills ($.004) per $1 principal amount of debt securities owned by such individuals, subject to adjustment if interest paid in any year represents more or less than interest for a full year. The Corporate Loans Tax also will be imposed on interest payments received by (1) Pennsylvania resident partnerships, and (2) Pennsylvania resident corporations that receive such interest payments not for their own account, but rather as trustees, executors, administrators or guardians.

Regarding the Trustees

We may maintain deposit accounts and conduct other banking transactions with one or more of the trustees, including borrowing in the ordinary course of business.

DESCRIPTION OF THE EQUITY SECURITIES

Our authorized stock consists of:

•	400,000,000 shares of common stock, $1 par value per share, of which 116,862,264 shares were outstanding on September 30, 2008; and

•	15,000,000 shares of cumulative preference stock without par value, none of which are outstanding on the date of this prospectus.

Preference Stock

Our board of directors is authorized without further stockholder action to provide for the issuance of preference stock in one or more series and to determine the designations, preferences, dividend rates, liquidation rights, voting rights, conversion rights, redemption rights, sinking funds, stated value and such other provisions as may be determined by the board of directors in accordance with Pennsylvania law. However, each share of any convertible preference stock may not be converted into more than one share of common stock or entitle the holder thereof to more than one vote.

The prospectus supplement will describe the designations, preferences, dividend rates, liquidation rights, voting rights, conversion rights, redemption rights and such other provisions determined by our board of directors to apply to the preference stock.

The following description summarizes certain general terms and provisions of the preference stock, is not complete and is qualified in its entirety by reference to all of the provisions of our Articles of Incorporation. A copy of our Articles of Incorporation is filed as an exhibit to the registration statement which contains this prospectus.

Ranking

All shares of the same series of preference stock shall be identical in all respects, except that each share of a series issued at different times may differ as to the dates from which dividends on such shares shall be cumulative. All series of preference stock shall rank equally with and be identical in all respects to each other series, unless otherwise determined by our board of directors.

Our preference stock shall rank as to dividends and upon liquidation, dissolution or winding up prior to our common stock and prior to our other capital stock, except for capital stock which by its terms ranks prior to or equal with our preference stock and which shall be authorized by a vote of the holders of at least two-thirds of our then outstanding preference stock.

Dividend Rights

Before any dividends shall be declared and set apart for payment or paid on any class of our stock ranking junior to our preference stock, holders of our preference stock shall be entitled to receive cash dividends payable quarterly and at the annual rate fixed in the resolution adopted by our board of directors providing for the issue of that preference stock. Dividends paid on each series of our preference stock shall be cumulative from the date we issue such series. We shall not declare or pay or set apart for payment dividends on any series of our preference stock unless we shall have declared and paid or set apart for payment like dividends on all shares of each other series of our outstanding preference stock. Accruals of dividends on our preference stock shall not bear interest.

Redemption

We may redeem all or any part of any series of our preference stock at the times and redemption prices set forth in the resolutions adopted by our board of directors providing for the issue of that series. In the event of a partial redemption, the shares to be redeemed may be selected by lot or by such other equitable method as our board of directors in its discretion may determine.

Unless we default in making payment of the redemption price plus accrued and unpaid dividends, upon redemption, the redeemed preference shares shall cease to be outstanding and the holders thereof shall cease to be stockholders with respect to such shares and shall have no interest in or claim against us except the right to receive the redemption price plus accrued and unpaid dividends. Conversion rights, if any, of preference shares called for redemption shall terminate at the close of business on the business day prior to the redemption date.

We shall not declare or set apart for payment or pay any dividends or make any distribution on or redeem, purchase or otherwise acquire, or permit any subsidiary to purchase or acquire, any other class of our stock ranking junior to our preference stock as to dividends or upon liquidation, if at such time we would be in default with respect to any dividend payable on, or any obligation to purchase, shares of any series of preference stock. However, we may under such circumstances redeem, purchase, or otherwise acquire shares of stock of any such junior class in exchange for, or out of the proceeds from the sale of, other shares of stock of any junior class.

Voting Rights

Except as described below, or as may be required by law, the holders of our preference stock shall have no voting rights. If we shall fail to pay or declare and set apart for payment dividends on our preference stock in an aggregate amount equal to six full quarterly dividends on all shares of preference stock then outstanding, the number of our directors shall be increased by two at the first annual meeting of our shareholders held thereafter.

At such meeting and at each subsequent annual meeting until dividends payable for all past quarterly dividend periods on all outstanding shares of preference stock shall have been paid, or declared and set apart for payment, in full, the holders of shares of our preference stock shall have the exclusive and special voting right, voting as a class without regard to series, to elect two additional members of our board of directors to hold office for a term of one year. Upon the payment or declaration and setting apart for payment in full of all dividends that we have previously failed to pay or declare and set apart for payment, the term of each additional director so elected shall terminate and the voting rights of the holders of shares of our preference stock shall cease.

We shall not, without the affirmative vote of the holders of at least two-thirds of our preference stock outstanding, voting as a class without regard to series:

•

create any class of stock ranking prior to or on a parity with our preference stock as to dividends or upon liquidation or increase the authorized number of shares of any such previously authorized class of stock;

•	alter or change any of the terms and provisions of our preference stock to adversely affect the preferences, special rights or powers given to such preference stock; or

•	increase the number of shares of our preference stock which we are authorized to issue.

Liquidation

Upon our voluntary or involuntary liquidation, dissolution or winding up, our preference stock shall be preferred as to our assets over our common stock and any other class of stock ranking junior to our preference stock. Holders of shares of our preference stock shall be entitled to be paid or to have set apart for payment, before any distribution is made to holders of our common stock and any other class of stock ranking junior to our preference stock, the amount set forth in the resolutions providing for the issue of that preference stock plus an amount equal to all dividends accrued and unpaid up to and including the date fixed for such payment.

If upon our liquidation, dissolution or winding up, our net assets shall be insufficient to permit the payment in full of the amounts to which the holders of all outstanding shares of our preference stock are entitled, our entire remaining net assets shall be distributed among the holders of our preference stock in amounts proportionate to the full preferential amounts to which they are respectively entitled.

Common Stock

Holders of our common stock are entitled to one vote per share on any matter submitted to our stockholders and do not have cumulative voting rights. Our common stock is not redeemable or convertible and the holders of our common stock do not have any preemptive right to purchase our securities. Upon our dissolution, holders of our common stock are entitled to receive ratably all of our assets, if any, which remain legally available for distribution to them after distribution to the holders of our preference stock. Subject to the prior dividend rights of holders of our preference stock, holders of our common stock from time to time are entitled to receive dividends as and when declared by our board of directors out of legally available funds.

Under our Articles of Incorporation, a business combination or other specified transaction entered into with a holder of more than 10% of our voting stock (a “Related Person”) must either:

•	be approved by a vote of the holders of not less than 75% of our outstanding voting stock held by stockholders other than the Related Person;

•	be approved by two-thirds of the members of our board of directors not affiliated with the Related Person; or

•	satisfy certain minimum price criteria and procedural requirements with respect to our remaining stockholders.

DESCRIPTION OF THE WARRANTS

The following description summarizes certain general terms and provisions of the warrants, is not complete and is qualified in its entirety by reference to the warrant agreement under which the warrants are issued. A copy of a warrant agreement is filed as an exhibit to the registration statement which contains this prospectus.

We may issue warrants as separate securities or together with any of our debt or equity securities. Unless otherwise specified in a prospectus supplement, the warrants will be immediately exercisable upon issuance and may be traded separately from any series of debt or equity securities with which they are issued. The prospectus supplement will set forth the specific terms of any warrants offered thereby, including, where applicable:

•

the designation, aggregate principal amount, currencies, denominations, and other terms of the series of debt securities purchasable upon exercise of warrants and the price at which such debt securities may be purchased upon such exercise;

•

the designation, number of shares, stated value and terms (including liquidation, dividend, conversion and voting rights) of the series of preference stock purchasable upon exercise of warrants and the price at which such number of shares of preference stock may be purchased upon such exercise;

•	the number of shares of common stock purchasable upon exercise of warrants and the price at which such number of shares of common stock may be purchased upon such exercise;

•	the date on which the right to exercise warrants shall commence and the date upon which such right shall expire;

•	any United States federal income tax consequences applicable to the warrants; and

•	any other relevant terms of the warrants.

The exercise price of each warrant will be subject to adjustment upon the occurrence of certain events as set forth in each prospectus supplement. Prior to the exercise of any warrants, holders of warrants will not have any of the rights of holders of the debt or equity securities purchasable upon their exercise. Warrants will become void if by their expiration date they have not been exercised.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus:

•	to or through underwriters or dealers;

•	directly to one or more institutional purchasers; or

•	through agents.

The prospectus supplement with respect to the securities being offered will set forth the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities and the proceeds to us from such sale;

•	any delayed delivery arrangements;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed.

Only underwriters named in the prospectus supplement are deemed to be underwriters in connection with the securities offered by that prospectus supplement.

If underwriters are used in any sale of the securities, those securities will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The obligations of the underwriters to purchase any securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement if any such securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may also sell the securities directly or through agents designated by us. Any agent involved in the offering and sale of the securities, and any commissions payable by us to any agent, will be set forth in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

We may authorize agents, underwriters or dealers to solicit offers by institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutional investors to which such offers may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions as may be approved by us. The obligations of any purchasers under any such delayed delivery and payment arrangements will be subject to the condition that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of any jurisdiction to which such institution is subject. The underwriters will not have any responsibility with respect to the validity of such arrangements or our performance or the performance of any institutional investors thereunder.

The underwriters and agents who participate in the distribution of these securities may be entitled under agreements entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act. These underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

LEGAL OPINIONS

The validity of the securities offered by this prospectus will be passed upon for us by Ann C. Mulé, Esq., Chief Governance Officer, Assistant General Counsel and Corporate Secretary. Ms. Mulé participates in various of our employee benefit plans and, in connection with certain of such benefit plans, receives our common stock, options to purchase our common stock, and our common stock units.

EXPERTS

The consolidated financial statements and schedule of Sunoco, Inc. and subsidiaries, appearing in Sunoco, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of Sunoco, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Until our offering is completed, we also incorporate by reference into this prospectus any future financial statements and schedules in subsequent SEC filings we make under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, in reliance on the reports made by the firm acting as our independent auditors, relating to these financial statements and schedules given on the particular firm’s authority as experts in accounting and auditing, but only to the extent that such firm has audited those financial statements and schedules, and consented to the use of their reports.